                            WAXMAN INDUSTRIES, INC.
                                                                    EXHIBIT 12.1
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)


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
                                                                                                         NINE MONTHS ENDED
                                               YEARS ENDED JUNE 30,                                          MARCH 31,
- --------------------------------------------------------------------------------------------------------------------------
                         1993           1992           1991             1990           1989             1994          1993
- --------------------------------------------------------------------------------------------------------------------------
Fixed charges:
Interest expense        $ 20,370         $21,003        $18,797        $14,759          $ 9,028        $15,643        $15,274
Interest element
  of rents                 1,252           1,133            970          1,058              826          1,143            911
                        -----------------------------------------------------------------------------------------------------
                        $ 21,622         $22,136        $19,767        $15,817          $ 9,854        $16,786        $16,185
                        =====================================================================================================

Earnings:
Income (loss)
  before taxes          ($15,674)        ($5,126)       ($2,795)       $ 3,090          $ 9,932       ($ 1,339)       ($3,049)
Fixed charges             21,622          22,136         19,767         15,817            9,854         16,786         16,185
                        -----------------------------------------------------------------------------------------------------
                        $  5,948         $17,010        $16,972        $18,907          $19,786        $15,447        $13,136
                        =====================================================================================================

Ratio of
  earnings
  to fixed
  charges(1)                  --              --             --            1.2              2.0           --               --
                        =====================================================================================================

(1) As a result of restructuring and nonrecurring charges recorded for the nine months ended March 31, 1994 and 1993 and in fiscal years 1993, 1992 and 1991, as well as other non-cash charges and expenses incurred during the fourth quarter of fiscal year 1993, earnings were insufficient to cover fixed charges by $1,339, $3,049, $15,674, $5,126 and $2,795 for the nine months ended March 31, 1994 and 1993 and in fiscal years 1993, 1992 and 1991, respectively. See Note 4 to the Notes to Consolidated Financial Statements as of June 30, 1993.

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